Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

ABS investor presentation August 2016

Floorplan securitization

Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847. Free Writing Prospectus

Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991 Over the past five years, Ford Credit financed approximately 76% to 80% of all Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses Low losses are primarily a function of strong risk management practices and servicing: Continuous dealer monitoring of: Financial health Payment performance Vehicle collateral status Intensification of risk management actions as dealer risk increases Use of proprietary risk rating assessment and behavioral scoring models Ford Credit leverages access to dealer information through Ford relationship Ford Credit regularly audits dealer inventory and sales records by VIN to verify each receivable is paid following the sale of the financed vehicle floorplan OVERVIEW Floorplan Securitization

Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 40 series The Trust offers floorplan asset-backed securities though various channels: Public transactions Rule 144A transactions Other private transactions trust OVERVIEW Floorplan securitization

Performance overview Floorplan securitization Floorplan Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Three-Month Average of Monthly Principal Payment Rate* Trust Pool Dealer Risk Ratings * The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** Estimated days supply derived from payment rate; as of June 30, 2016 Memo: Days Supply** Lowest Three-Month Average Monthly Principal Payment Rate since January 2004 was 29.9% in February 2005 No Trust losses realized since inception because depositors elected to accept reassignment of receivables from “status” accounts 15% 25% 35% 45% 55% 65% Jan-11 Jul-11 Jan-12 Jul-12 Jan-13 Jul-13 Jan-14 Jul-14 Jan-15 Jul-15 Jan-16 Payment Rate Payment rate triggers 79 120 143 0.000% 0.000% 0.000% 0.000% 0.000% 0.000% 0.000% Recoveries 2011 2012 2013 2014 2015 2Q 2015 2Q 2016 Losses 0% 20% 40% 60% 80% 100% Dec-11 Dec-12 Dec-13 Dec-14 Dec-15 Jun-16 Percent of Principal Balance Other Group IV (Poor) Group III Group II Group I (Strong) (0.021)% (0.025)% (0.008)% (0.008)% (0.004)% (0.016)% (0.004)% Recoveries 2011 2012 2013 2014 2015 2Q 2015 2Q 2016 Losses Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009

Credit enhancement in Ford Credit’s floorplan securitization program includes: Subordination of junior notes Required subordinated amount Cash reserve (1% of notes) Excess spread Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limit structure OVERVIEW Floorplan securitization * As of June 30, 2016 % of Receivable Balance Total Class A Enhancement ~24.4% Class A Notes ("AAA") 76.5% Class B Notes ("AA") 3.5% Class C Notes (“Not Rated") 5.0% Class D Notes (“Not Rated") 3.0% Subordinated Interest Amount 12.0% Reserve Account 0.9% Excess Spread (per annum) Concentration Limit Incremental Subordination * ($Mils.) - Ineligible receivables N/A $ 20.2 - Dealer concentration (5% for AutoNation) 2% 0.0 - Used vehicle concentration 20% 0.0 - Fleet concentration 4% 0.0 - Medium/Heavy truck concentration 2% 0.0 - Manufacturer concentration 10% 128.3 (2% or 6% for lower rated manufacturers) Total: $ 148.5

Amortization Triggers Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency, or similar events relating to either depositor, the issuer, Ford Credit, or Ford Motor Company Enhancement Step-Up Trigger Subordination or reserve fund increases by four percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25% Key Series Triggers Floorplan securitization

Private Variable Funding Notes Public Term Series Series 2006-1, 2012-3, 2014-5 2012-2, 2012-5, 2013-2**, 2013-4, 2013-5, 2014-1, 2014-2, 2014-3**, 2014-4, 2015-1, 2015-2, 2015-3**, 2015-4, 2015-5, 2016-1, 2016-2 Amount Outstanding ($Bils.) $0.3 $11.1 Senior Hard Enhancement AAA Notes 25.75% 24.38% Maturity Ranges November 2016 – April 2018 September 2016 – March 2023 Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity Capacity $4.0 billion OUTSTANDING SERIES* Floorplan securitization * As of June 30, 2016 ** 24.27% for 144A Series (2013-2, 2014-3, 2015-3, 2016-2) Trust Balance ($Bils) Total Funding: $ 11.4 Total Assets 21.0 Unfunded Assets 9.6